EXHIBIT 10-B

            SECOND AMENDMENT TO CONSULTING AGREEMENT

         THIS IS AN AMENDMENT TO THE CONSULTING AGREEMENT dated as of January 1, 1994, between GUARDSMAN PRODUCTS, INC. ("Guardsman") and PAUL
K. GASTON ("Mr. Gaston"). This Second Amendment is effective August 10, 1995, and amends the aforementioned Agreement in the following particulars:

         (A)  PARAGRAPH 2 OF THE AGREEMENT IS AMENDED TO READ AS FOLLOWS:

         2. TERM OF AGREEMENT. This Agreement shall continue in effect through December 31, 1998.

         (B)  PARAGRAPH 3 IS AMENDED TO ADD A SENTENCE, TO READ AS
FOLLOWS:

         Provided, however, that all allocations of cash and deferred compensation after a "Change in Control" (as that term is defined in Guardsman's Long Term Incentive Plan of 1995), shall be in the same amount as last determined before the Change in Control.

         (C)  PARAGRAPH 3.2.2 IS AMENDED TO ADD THE FOLLOWING TEXT:

         Provided, however, that Guardsman shall maintain the "Trust Under Consulting Agreement for Paul K. Gaston" dated July 31, 1995 (the "Trust"), and shall make periodic deposits into the Trust (i.e. accruals of deferred compensation and the rate of return amounts), in accordance with the terms of the Trust.

         (D)  PARAGRAPH 4.3 IS AMENDED TO READ AS FOLLOWS:

         4.3 TERMINATION BY MR. GASTON OR GUARDSMAN BY NOTICE. Either Mr. Gaston or Guardsman may terminate this Agreement (subject to performance of its obligations under this paragraph 4.3) by providing sixty (60) days' written notice to the other. Termination of this Agreement by Guardsman under this Section 4.3 may be at will, with or without cause. Upon termination under this Section 4.3 by Guardsman, or in the event of any other termination not authorized by Section 4.1, 4.2, or 4.4:

    1.   Within 7 days after the termination, Guardsman shall:

         (a) Compute an amount equal to the sum of: (i) the remaining cash compensation portion of the consulting fees that would have been payable to Mr. Gaston from January 1 of the year following that in which the termination occurs through December 31, 1998; and (ii) the sum of the monthly deferred compensation installments accrued through the month of the termination, plus, for each such installment, the 7% monthly compounded rate of return factor in paragraph 3.2.2 from the date of accrual to a date 5 years after such accrual; and (iii) the sum of the monthly deferred compensation installments that would have accrued from the month after the termination through December 31, 1998, plus, for each such installment, the 7% monthly compounded rate of return factor in paragraph 3.2.2 from the date such installment would have accrued to a date 5 years thereafter. In addition, Guardsman shall make subsequent monthly payments (by deposit to the Trust as described in (b) below) of any additional amounts accruing under paragraph 3.2.2 of the Agreement because the United States 30-year Treasury Bond rate exceeds 7%.

         (b) Deposit the sum of the amounts computed in subparagraphs 1(a)(i), (ii) and (iii) (to the extent not already deposited) in the Trust.

    2.   Guardsman shall pay to Mr. Gaston:

         (a) Any unpaid cash compensation portion of the consulting fee for the month of termination, payable immediately.

         (b) An amount equal to the remaining unpaid cash compensation portion of the consulting fee which would have been paid for the year in which the termination occurs, but for such termination, payable in one lump sum within fifteen (15) days after the termination.

         (c) $90,000 per year, with each $90,000 installment payable in one lump sum on or before January 15 of each year after the year in which the termination occurs, until the remaining amount computed under subparagraph 1(a) above (reduced by the payments under this subparagraph 2(c)), is less than $90,000; and then a final payment equal to such remaining amount on the next January 15.

         (d) His continuing automobile lease expenses under paragraph 3.4, through December 31, 1998.

         3. Guardsman hereby irrevocably directs the Trustee of the Trust to make the payments to Mr. Gaston called for under such subparagraph 2(c), from the Trust, and Guardsman shall confirm such direction in writing upon request by the Trustee. Guardsman shall not be excused from its obligations under subparagraph 2(c), however, except to the extent of payments actually made to Mr. Gaston by the Trust, nor shall Guardsman be excused from such obligation if it is asserted that any payment made to Mr. Gaston by the Trustee was improperly made.




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         4.   Upon the completion of all payments to Mr. Gaston as
    provided in this paragraph 4.3, all remaining Trust fund earnings in the Trust may be returned to the Company.

         (E)  A NEW PARAGRAPH 4.5 IS ADDED TO THE AGREEMENT, TO READ AS
              FOLLOWS:

         4.5  TERMINATION BY MR. GASTON FOR GOOD REASON.   Mr. Gaston
    may terminate this Agreement and the engagement by Guardsman for Good Reason if Guardsman purports to require him to perform duties of a nature inconsistent with his duties prior to August 1995, or if Guardsman purports to require him to locate or be available at any particular place (but this does not prohibit Guardsman from requesting reasonable travel of Mr. Gaston consistent in frequency with his business travel for Guardsman prior to the date to August 1995), or if Guardsman materially breaches this Agreement (provided that Mr. Gaston has given notice of the breach and that Guardsman has failed to promptly cure it).

         A termination for Good Reason by Mr. Gaston shall be deemed a termination by Guardsman under paragraph 4.3, and shall require Guardsman to make payments and take actions as set forth in subparagraphs 4.3(1) through (4).

         (F)  A NEW PARAGRAPH 7.3 IS ADDED TO THE AGREEMENT, TO READ AS
FOLLOWS:

         7.3 NON-COMPETITION. During the term of this Agreement, and for three (3) years following its expiration or termination, Mr. Gaston shall refrain from owning, engaging in, or providing services to, any business competitive with Guardsman, provided that Guardsman fulfills its obligation under this Agreement. The term "providing services" shall not include legal services provided as a non-employee attorney, but shall include any other services provided as an officer, director, employee, consultant, or contractor. The term "owning" shall not include ownership of up to five percent (5%) of a class of publicly traded securities, but shall include any other direct or indirect ownership interest. The term "business competitive with the Guardsman" shall mean a business which offers a service or product which competes in any market with any service or product offered by Guardsman on the date this Agreement expires of terminates.

         (G)  A NEW PARAGRAPH 20 IS ADDED TO THE AGREEMENT TO READ AS
FOLLOWS:

         20. EXCISE TAX - AFTER TAX REIMBURSEMENT. Notwithstanding any other provision of this Agreement, if Mr. Gaston is required


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    to pay any excise tax under <section> 4999 of the Internal
    Revenue Code, or any successor provision, by reason of his receipt of any payments or benefits from Guardsman (including, but not limited to, any payments under this Agreement, any payments made to Mr. Gaston as a Director or former Director of Guardsman, and any amounts attributable to the grant, exercise or vesting of stock options granted by Guardsman), then the Company will make an additional payment or payments to Mr. Gaston sufficient to reimburse Mr. Gaston, after all federal, state and local income or excise taxes, for the amount of excise tax under
    <section> 4999, and any interest or penalties incurred with regard to such excise tax. Such payment will be made to Mr. Gaston using the principles and procedures in "Appendix A" to this Amendment.

         (H)  A NEW PARAGRAPH 21 IS ADDED TO THE AGREEMENT TO READ AS
FOLLOWS:

         21. DISPUTE RESOLUTION. In the event of any dispute involving the interpretation or application of this Agreement, the parties stipulate and agree that jurisdiction and venue shall lie in the state or federal courts in the state of Delaware in preference to any other court in which jurisdiction or venue might otherwise lie.

         (I)  A NEW PARAGRAPH 22 IS ADDED TO THE AGREEMENT TO READ AS
FOLLOWS:

         22. INDEMNIFICATION. Guardsman shall indemnify Mr. Gaston against, and pay, any liability or expense, including without limitation attorney fees, incurred by Mr. Gaston in enforcing his rights under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Second Amendment to Agreement as of August 10, 1995.

                                  GUARDSMAN PRODUCTS, INC.



                                  By:\S\ CHARLES E. BENNETT

                                                     "Guardsman"

                                  And by \S\ PAUL K. GASTON
                                            Paul K. Gaston
                                                    "Mr. Gaston"




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                 APPENDIX A TO SECOND AMENDMENT
                     TO CONSULTING AGREEMENT


            CERTAIN ADDITIONAL PAYMENTS BY GUARDSMAN

    (a) If any payment or distribution by the Company or its affiliated companies to or for the benefit of Mr. Gaston (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix A (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any successor Code provision, or any interest or penalties are incurred by Mr. Gaston with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Mr. Gaston shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Mr. Gaston of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, Mr. Gaston retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

    (b) Subject to the provisions of Appendix A, all determinations required to be made under this Appendix A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Mr. Gaston within fifteen (15) business days of the receipt of notice from Mr. Gaston that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group affecting the Change in Control, Mr. Gaston shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Appendix A, shall be paid by the Company to Mr. Gaston within five (5) days of the receipt of the Determination. If the Accounting Firm determines that no Excise Taxes are payable by Mr. Gaston, it shall furnish Mr. Gaston with a written opinion that failure to report the Excise Tax on Mr. Gaston's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Mr. Gaston. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the


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Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to subparagraph (c) below and Mr. Gaston thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Mr. Gaston.

    (c) Mr. Gaston shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Mr. Gaston is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Mr. Gaston shall not pay such claim prior to the expiration of the 30-day period following the date on which Mr. Gaston gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Mr. Gaston in writing prior to the expiration of such period that it desires to contest such claim, Mr. Gaston shall:

    (1) give the Company any information reasonably requested by the Company relating to such claim,

    (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

    (3) cooperate with the Company in good faith in order effectively to contest such claim, and

    (4) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Mr. Gaston harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Appendix A, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Mr. Gaston to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Mr. Gaston agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate


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courts, as the Company shall determine; provided further, that if the
Company directs Mr. Gaston to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Mr. Gaston on an interest-free basis and shall indemnify and hold Mr. Gaston harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Mr. Gaston with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Mr. Gaston shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    (d) If, after the receipt by Mr. Gaston of an amount advanced by the Company pursuant to this Appendix A, Mr. Gaston becomes entitled to receive, and receives, any refund with respect to such claim, Mr. Gaston shall (subject to the Company's complying with the requirements of Section 9.2) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Mr. Gaston of an amount advanced by the Company pursuant to Appendix A, a determination is made that Mr. Gaston shall not be entitled to any refund with respect to such claim and the Company does not notify Mr. Gaston in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.




















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